AMERICAN CENTURY MUTUAL FUNDS
4500 Main
Kansas City, Missouri  64111

October 10, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Request for Withdrawal of Registration Statement on Form 485APOS;
         File No. 2-14213  ('33 Act)
         File No. 811-0816 ('40 Act)

Ladies and Gentlemen:

On October 1, 2002, the registrant, submitted for filing a registration statement on Form 485APOS, which was received and accepted by the Commission on the same date under the accession number 0000717316-02-000029. This Form
485APOS, the registration statement for the registrant was inadvertently filed under the CIK for American Century California Tax-Free and Municipal Funds
(0000717316), and should have been filed under the CIK for the registrant
(0000100334).

Accordingly, the registrant hereby requests withdrawal of this registration statement pursuant to Rule 477(a) under the Securities Act of 1933. If you have questions, please call me at 816-340-7480.

/s/Janet A. Nash
Janet A. Nash
Vice President and Assistant General Counsel